Exhibit 10.9
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”), effective this 1st day of February, 2008 (“Effective Date”), is entered into between American Locker Group Incorporated, a Delaware corporation (the “Employer”) and Paul M. Zaidins (the “Executive”).
WITNESSETH
     WHEREAS, the Employer desires to employ Executive as President, and Executive desires to assist in the development and oversee the implementation of the goals and objectives of the Employer in accordance with the policies established by the Board of Directors of Employer; and
     WHEREAS, the Employer desires to be ensured of the Executive’s continued active participation in the business of the Employer; and
     WHEREAS, the parties desire to specify the terms and conditions of Executive’s continuing employment with the Employer and to provide certain severance benefits which shall be due the Executive if his employment with the Employer is terminated under specified circumstances.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions.
     The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
     (a) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.
     (b) Board. “Board” shall mean the Board of Directors of Employer.
     (c) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of willful misconduct, Fiduciary Breach, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; conviction of, or entering a plea of guilty or no contest to, a crime constituting a felony; chronic addiction to alcohol, drugs or similar substances affecting Executive’s ability to perform his duties hereunder; material breach of any provision of this Agreement; or gross negligence by Executive in the performance of his duties; provided, however, the Executive shall have been informed in writing of the act, or the failure to act, constituting Cause for termination, and shall have been provided an opportunity to cure such act or failure to act (if curable) within thirty (30) days and provided further, if it is not reasonable to cure such act or failure to act within thirty (30) days, a reasonable period of additional time will be provided. For purposes of this section, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or
American Locker Group Incorporated
Employment Agreement

omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer. Cause shall be determined in good faith by the affirmative vote of a majority of the Board (excluding the Executive) after the Executive has been provided in writing the facts and circumstances giving rise to termination for Cause, and the opportunity to make a presentation to the Board in defense of such facts and circumstances, and said presentation to the Board may be with Executive’s counsel.
     (d) Change of Control. “Change of Control” means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of the Employer, (ii) the sale, lease or transfer, in one or a series of transactions, of all or substantially all of the assets of the Employer or of the Employer and its subsidiaries taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the first day on which a majority of the members of the Board are not Continuing Directors or (iv) any Person or group is or becomes the “beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of Voting Stock of the Company representing more than 35% of the voting power of all of the Voting Stock of the Company. Notwithstanding the foregoing, if (iv) occurs due to an Exempted Transaction (as defined below), such action or actions shall not qualify as a Change of Control. As used herein, an “Exempted Transaction” shall mean a transaction, or series of transactions, that has been approved by a majority of the Board and that has, as its primary purpose, to cause the Employer to no longer be subject to the periodic reporting, disclosure and other obligations under the Securities Exchange Act of 1934, as amended.
     (e) Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date hereof, or (ii) was nominated for election or elected to such Board with, or whose election to the Board was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     (f) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination; and (ii) if the Executive’s employment is terminated for any other reason not specified in (i), the date on which a Notice of Termination is given or as specified in such Notice.
     (g) Disability. Termination by the Employer of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable to perform the essential functions of his position due to a physical or mental impairment which either: (i) qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System; or (ii) extends for a period of at least four (4) consecutive months or more than six (6) months in any twelve (12) month period.
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Employment Agreement

     (h) Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (i) Fiduciary Breach. “Fiduciary Breach” shall mean Executive’s breach of his fiduciary duty to the Company or Executive’s intentional misconduct, which breach or misconduct involves personal profit.
     (j) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive, on thirty (30) days’ written notice to Employer, based on:
          (i) Without the Executive’s express written consent, (i) a demotion of Executive to a position within the Employer that is subordinate to the President of the Employer or (ii) a material adverse change made by the Employer in the Executive’s functions, duties or responsibilities as President, as such duties exist of the date hereof;
          (ii) Without the Executive’s express written consent, a reduction by the Employer in the Executive’s Base Salary, as such salary may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a material reduction in the package of fringe benefits required to be provided to the Executive pursuant to this Agreement, taken as a whole;
          (iii) Without the Executive’s express written consent, the relocation of Executive outside Dallas or Tarrant County, Texas;
          (iv) The occurrence of a Change of Control, provided such termination by Executive shall occur within six (6) months following such Change of Control.
     (k) ICP. “ICP” shall mean the American Locker Group Incentive Compensation Plan as it may be amended from time to time.
     (l) Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation, for Cause on Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of Executive’s employment for Cause, for which the Date of Termination may be the date of the notice; and (iv) is given in the manner specified in Section 11 hereof.
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Employment Agreement

     (m) Person. “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.
     (n) Voting Stock. “Voting Stock” shall mean all classes of capital stock of Employer then outstanding and normally entitled to vote in elections of directors of Employer.
2. Term of Employment.
     (a) Employer hereby employs the Executive to serve as President of Employer and Executive hereby accepts said employment and agrees to render such services to the Employer, on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2, this Agreement shall terminate two (2) years after the Effective Date.
     (b) During the term of this Agreement, the Executive shall perform such executive services for the Employer as is consistent with his title and shall devote such time, attention and energies to the business of the Employer as the Board reasonably deems necessary to build stockholder value. Executive may during the term hereof be involved in other business activities so long as such activities, individually or collectively, do not materially interfere with the performance of Executive’s duties hereunder and as long as Executive notifies the Board (by written notice to the Chairman of the Board) prior to the commencement of such activities; provided that Executive shall not be required to notify the Board of any activities if such activities consist solely of passive investment activities.
3. Compensation and Benefits.
     (a) For services rendered hereunder by the Executive, the Employer shall compensate and pay Executive for his services during the term of this Agreement at a minimum annual gross base salary of One Hundred Seventy Thousand and No/100 dollars ($170,000.00) for the year ending December 31, 2008 and each year thereafter (the “Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board.
     (b) During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, 401(k) plan, profit sharing, stock option, employee stock ownership, incentive compensation, or other plans, benefits and privileges given to executive level employees of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board. The Employer may amend or terminate any such plan in its discretion, but shall not make any material changes in such plans, benefits or privileges which would adversely affect Executive’s rights or benefits thereunder, other than in an across-the-board change of benefits to all senior executives of the Employer. The basis on which Executive shall be entitled to participate in any such plans and the benefits to be received by him thereunder shall be governed by the terms of such respective plans and in the event of any conflict between such plans and this Agreement, the terms of such plans shall control.
     (c) During the term of this Agreement, the Executive shall be entitled to four (4) weeks of paid vacation, to be taken in accordance with Employer’s normal and customary
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Employment Agreement

vacation policies. Executive shall also be entitled to all paid holidays to which similarly situated executives and key management employees of the Employer are entitled. The Executive shall be entitled to paid leave due to physical illness in each calendar year to be taken and determined in accordance with the policies and procedures established from time to time by the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, or failure to use “sick days,” nor shall Executive be able to accumulate unused vacation or “sick days,” except to the extent authorized by the Board.
4. Termination.
     (a) Termination Due to Death. If the Executive’s employment is terminated by reason of the Executive’s death, the entitlement of any beneficiary of the Executive to benefits under any benefit plan shall be determined in accordance with the provisions of such plan or, in the case of the ICP, as provided in Section 4(l).
     (b) Termination Due to Disability. If the Executive is terminated due to Disability, the Employer shall maintain and provide for a period ending on the earlier of: (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination; or (ii) the date of the Executive’s full-time employment by another employer at no increased cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that if the Executive’s participation in any such plan, program or arrangement is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination or those which the Executive would have been entitled to receive had he continued in the employ of the Employer.
     (c) Termination by Executive by Resignation. In the event the Executive terminates this Agreement by resignation, compensation pursuant to Section 3(a) of this Agreement shall expire as of the Date of Termination. The entitlement of the Executive to benefits under any benefit plan shall be determined in accordance with the provisions of such plan or, in the case of the ICP, as provided in Section 4(l).
     (d) Termination by the Employer Other Than for Death, Disability or Cause. If this Agreement is terminated by the Employer for reasons other than death, Disability or Cause, effective the Date of Termination, the Employer shall pay to the Executive a cash payment equal to twelve (12) months Base Salary at the salary level in effect on the Date of Termination. These payments shall be made in accordance with the Employer’s normal payroll procedures. Thereafter, the Employer’s obligation to pay compensation pursuant to Section 3 of this Agreement shall expire. In addition thereto, the Employer shall maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive’s full-time employment by another employer at no increased cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other
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employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that If the Executive’s participation in any such plan, program or arrangement is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination or those which the Executive would have been entitled to receive had he continued in the employ of the Employer. Executive shall, as a condition to receiving the payment described in this Section 4(d) execute a full and complete release of the Employer from any further obligation under this Agreement, in form and substance reasonably satisfactory to Employer and Executive.
     (e) Termination for Cause. Upon a termination by the Employer for Cause, the Employer shall have no further obligation to pay compensation to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3 upon such termination shall be determined in accordance with the provisions of such plan or, in the case of the ICP, as provided in Section 4(l).
     (f) Termination by the Executive for Good Reason. If the Executive terminates this Agreement for the reasons specified in clauses (i), (ii) or (iii) of the definition of Good Reason, the Executive shall be entitled to receive the same payments and benefits specified in Section 4(d) of this Agreement, subject to the limitations stated therein and in this Section 4(f). If the Executive terminates this Agreement for the reasons specified in clauses (iv) of the definition of Good Reason, the Executive shall be entitled to receive his monthly Base Salary for a number of months (the “Payment Period”) equal to the product of two (2) months multiplied by the number of full years during which Employee shall be employed prior to Executive’s termination of this Agreement; provided, however, that in such case the Payment Period shall be not shorter than twelve (12) months and not longer than twenty-four (24) months. All payments pursuant to this Section 4(f) shall be made shall be made in accordance with the Employer’s normal payroll procedures.
          Executive shall, as a condition to receiving the payments described in this Section 4(f), (i) execute a full and complete release of the Employer from any further obligation under this Agreement, in form and substance reasonably satisfactory to Employer and Executive and (ii) make himself available to Employer on a reasonable basis, during normal business hours (not to exceed 40 hours a week), but at Employer’s expense, for three months following the termination of his employment for purposes of assisting Executive’s successor as president of the Company.
     (g) Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 4, if at any time during the course of this Agreement the parties by mutual consent decide to terminate it, they shall do so by separate agreement setting forth the terms and conditions of such termination.
     (h) Cooperation with Employer After Termination of Employment. Following termination of the Executive’s employment for any reason, the Executive shall fully cooperate
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Employment Agreement

with the Employer in all matters relating to the winding up of his pending work on behalf of the Employer including, but not limited to, any litigation in which the Employer is involved, and the orderly transfer of any such pending work to other employees of the Employer as may be designated by the Employer. The Employer agrees to reimburse the Executive for any out-of-pocket expenses he incurs in performing any work on behalf of the Employer following the termination of his employment.
     (i) Full Discharge of Employer Obligations. The amounts payable to Executive pursuant to this Paragraph 4 following termination of his employment shall be in full and complete satisfaction of Executive’s rights under this Agreement. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Employer shall be released and discharged from any and all liability to Executive in connection with this Agreement.
     (j) Access to Computers Systems following Termination. Executive agrees that following the termination of his employment with Employer, he will not access Employer’s computer systems, download files or any information from Employer’s computer systems or in any way interfere, disrupt, modify or change any computer program used by Employer or any data stored on Employer’s computer systems.
     (k) Vesting of Stock Options. If Executive’s employment is terminated during the Employment Term for Good Reason or for any reason other Cause or the death or Disability of Executive, (i) all stock options that have been previously granted to Executive by the Employer as of the date of such termination shall become vested and immediately exercisable, and the Executive shall have six months from the date of his termination to exercise such options and pay to the Employer the applicable exercise price with respect thereto and (ii) all awards and grants of stock that have been previously made to Executive by the Employer as of the date of termination that have not yet, as of the date of such termination vested, shall automatically become vested and immediately deliverable to Executive.
     (l) Effect of Termination on Participation in Incentive Compensation Plan. Following the termination of Executive’s employment for any reason (other than by reason of a Fiduciary Breach), or for no reason, he shall be entitled to receive the full balance of his share of the Bonus Bank, as such balance is determined in accordance with and pursuant to the Plan. In addition, if Executive’s employment is terminated before the end of a fiscal year (other than by reason of a Fiduciary Breach), the Employer shall, upon determination of the Bonus Bank contribution in respect of the fiscal year in which his employment is terminated, pay to Executive his percentage share of such additional contribution in respect of such partial fiscal year (which percentage share may be adjusted to reflect the fact that Executive’s employment ended prior to the completion of a full fiscal year).
5. Mitigation; Exclusivity of Benefits; Notice of Other Employment.
     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by an compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as provided in Sections 4(b) and
American Locker Group Incorporated
Employment Agreement

4(d) of this Agreement. If the Executive’s employment terminates pursuant to Section 4(b) or 4(d) hereof, the Executive shall promptly (and in any event within 5 days) notify the Employer of the date of the Executive’s full-time employment by another employer.
     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.
     (c) If the Executive’s employment terminates pursuant to Section 4(b) or 4(d) hereof, the Executive shall promptly (and in any event within five (5) days) notify the Employer of the date of the Executive’s full-time employment by another employer.
6. Withholding.
     All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.
7. Non-Competition and Non-Solicitation of Customers and Employees.
     (a) Executive agrees that Employer’s commitment to provide its Confidential Information to him gives rise to the Employer’s interest in restraining Executive from competing against it and that the restrictions in this Section are designed to enforce the Executive’s promise in Section 8 not to disclose Confidential Information belonging to the Employer except as necessary to perform his duties. Executive agrees that the restrictions in this section are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Employer. Executive also acknowledges and recognizes the highly competitive nature of the business of the Employer and accordingly agrees that, during the term of this Agreement and, in consideration of the receipt of any payment pursuant to this Agreement, during the Restricted Period, unless otherwise agreed to in writing by the Employer, the Executive shall not, within the geographic areas in which the Executive performed services for Employer, either directly or indirectly, in any manner or capacity, whether as principal, agent, partner, member, officer, director, employee, joint venturer, salesman, corporate shareholder or equity owner or otherwise for the benefit of any Person (as defined below),
          (i) engage in, own any interest in, perform any services for, participate in or be connected or associated in any way with any Competing Business (as defined below) or Competing Services (as defined below);
          (ii) solicit the rendering of Competing Services to any Person;
          (iii) solicit the rendering of Competing Services to or from any Person which is then or has been at any time during a period of one (1) year prior to the Termination Date an Employer Customer (as defined below), employee, salesperson, agent, representative of or supplier with whom Executive had contact while employed by Employer;
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Employment Agreement

          (iv) engage in conduct which interferes or might interfere with the relationship of the Employer with any Customer, supplier, employee, salesperson, agent or representative of the Employer; or
          (v) (A) induce any Employee (as defined below) to terminate employment with the Employer or, (B) employ or offer employment to or participate in the employment or offer of employment by any Person of any Employee.
Provided however, that the provisions of this Section 7(a) shall not be deemed to prohibit the Employee’s ownership of publicly traded classes of stock outstanding of any publicly held company. Provided further, that in the event this Agreement has been terminated pursuant to either Section 4(d) or 4(f) so that the Executive in entitled to receive payments at and following termination, then if the Employer fails to make any payment to the Executive within twenty (20) days after the Executive has given the Employer written notice that such payment is due, the Executive shall be immediately released from any further obligations under this Section 7(a). For purposes of this Section 7(a) a payment is deemed made by the Employer if it is hand-delivered on or before the due date or mailed three days prior to the due date to the Executive’s last know address as provided to the Employer by the Executive in accordance with the requirements of Section 11. Provided further, that if there is a good faith dispute as to whether any payment under this Agreement is due, no payment shall be due, and the provisions of this Section 7(a) shall continue in full force and effect, until such dispute is finally resolved.
For purposes of this Section 7, the following terms shall be defined as follows:
     (b) “Person” means any individual, trust, partnership, corporation, limited liability company, association, or other legal entity.
     (c) “Customer” means any Person with which the Employer or any subsidiary is currently engaged to provide goods or services, has been engaged to provide goods or services within twelve (12) months prior to the Date of Termination, or actively marketed, discussed a project with, negotiated with, provided a bid to or otherwise communicated with in an effort to obtain an engagement to provide goods or services sold by the Employer or any subsidiary within twelve (12) months prior to the Date of Termination.
     (d) “Competing Business/Competing Services” means the manufacturing, distributing, servicing, owning and operating of storage lockers, locks and keys for postal, recreational, law enforcement and other applications.
     (e) “Employee” means any person who is employed by the Employer, any subsidiary or any Affiliate.
     (f) “Restricted Period” means a period of one year following the date of termination of the Executive’s employment under this Agreement; provided, however that in the case of the restrictions set forth in Section 7(a)(v)(B), the Restricted Period shall mean a period of 90 days following the date of termination of the Executive’s employment under this Agreement.
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Employment Agreement

8. Confidential Information, Return of Corporate Property.
     (a) Confidential Information: The Executive acknowledges that the Employer’s trade secrets, as they may exist from time to time, and information concerning its product development, programs, technical information, procurement and sales activities and procedures, identity of customers and potential customers, business plans, promotion and pricing techniques, credit and financial data concerning customers, computer software, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging or web-site design or other financial, commercial, business or technical information relating to the Employer or any of its subsidiaries or information designated as confidential or proprietary that the Employer or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Employer or any of its Subsidiaries are valuable, special and unique assets of the Employer. In light of the highly competitive nature of the industry in which the Employer business is conducted, the Executive agrees that all knowledge and information described in the preceding sentence and heretofore or in the future obtained by the Executive shall be considered Confidential Information unless such Confidential Information has been previously disclosed to the public by the Employer or is in the public domain (other than by reason of Executive’s breach of this Section 8). The Employer shall provide Executive with full access to its Confidential Information. Executive agrees that, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, he will not disclose any Confidential Information to any Person or other entity for any reason or purpose whatsoever, except as necessary in the performance of his duties as an employee of or consultant to the Employer and then only upon a written confidentiality agreement in such form and content as requested by the Employer from time to time, nor shall the Executive make use of any such secrets, processes or information (other than information in the public domain, except information in the public domain by reason of Executive’s breach of this Section 9) for his own purposes or for the benefit of himself, any Person or other entity (except the Employer and its subsidiaries, under any circumstances.
     (b) Return of Employer Property. Upon the termination of his employment with the Employer, Executive (or, as appropriate, his personal representatives) shall deliver promptly to the Employer (without retaining copies of the same in any media), all property of the Employer within the possession or under the control of Executive (or, as appropriate, his personal representatives).
9. Survival Beyond Termination.
     Sections 7 and 8 of this Agreement and the restrictions and obligations contained therein shall survive the employment relationship and be binding regardless of the reason for termination of employment.
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10. Assignability.
     The Employer shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
11. Notice.
     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
     To the Employer:
American Locker Group Incorporated
815 South Main Street
Grapevine TX 76051
Fax:   817.481.3993
Attn: Chairman of the Board
     To the Executive:
Paul M. Zaidins

     In either case, with a copy to:
Timothy R. Vaughan
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
12. General Provisions.
     (a) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon (i) the Employer unless made in writing and signed by a duly authorized officer of the Employer or (ii) the Executive unless made in writing and signed by him.
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     (b) Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
     (c) Severability. If any provision or portion of this Agreement, with the exception of Sections 2 and 3, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     (d) Governing Law. To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the State of Texas.
     (e) Entire Agreement; Termination of Prior Agreement. This Agreement contains all of the terms agreed upon by the Employer and the Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written. All prior agreements between Executive and Employer pertaining to Executive’s employment by the Employer, his compensation or benefits following a termination of change of control of Employer are hereby terminated.
     (f) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Employer, including any company or corporation with which the Employer may merge or consolidate.
     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
     (h) Arbitration. If the parties hereto are unable to resolve their disputes or controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation or enforcement of this Agreement, or the Executive’s employment and/or termination, including, without limitation, any and all claims or causes of action which may arise or be asserted under federal, state or local regulatory, statutory or common law, and including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Texas Commission on Human Rights Act, wrongful discharge, breach of contract, and tort (such as intentional infliction of emotional distress, libel, slander, invasion of privacy or personal injury), all such disputes and controversies will be
American Locker Group Incorporated
Employment Agreement

resolved by binding arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party hereto shall initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the AAA office located in Dallas, Texas. Parties shall have the same period of time to file claims as provided by the applicable statute of limitation for such claim. Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator acceptable to the parties hereto. If the parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by the Commercial Arbitration Rules of the AAA. The decision of the arbitrator will be final and binding on the parties hereto and their successors and assignees. Where consistent with applicable law, the arbitrator shall order the non-prevailing party to pay the prevailing party’s attorney’s fees and all costs of the arbitration. The parties will participate in good faith in a non-binding mediation of their dispute at least 60 days prior to the date of the arbitration hearing. The parties shall jointly select the mediator but if they are unable to agree on a mediator, then the arbitrator shall appoint the mediator. The parties hereto intend that this agreement to arbitrate be irrevocable.
     (i) Compliance With Section 409A
          (1) This Agreement shall be interpreted to avoid any excise tax, penalty, or sanction (collectively “Sanctions”) under Section 409A of the Internal Revenue Code, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring Sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such Sanctions shall not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “Separation of Service” (as defined in Section 409A of the Code), and each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, direct the calendar year of any payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
          (2) Notwithstanding any provision in this Agreement to the contrary, if at the time of the Executive’s Separation of Service with Employer, Employer has securities which are publicly traded on an established securities market or otherwise (as determined by reference to Section 409A of the Code) and the Executive is a “Specified Employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any severance benefits
American Locker Group Incorporated
Employment Agreement

otherwise payable pursuant to this Agreement as a result of such Separation of Service to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of the lesser of two (2) times (i) the Executive’s then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll period that occurs after the date that is six (6) months following the Executive’s Separation of Service with Employer. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive in the first payroll period that occurs after the date that is six (6) months following the Executive’s Separation of Service with Employer. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the Executive’s death.
Signature page follows
American Locker Group Incorporated
Employment Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

American Locker Group Incorporated, a Delaware corporation
By:	/s/ John E. Harris
Name:	John E. Harris
Its: Chairman of the Board

/s/ Paul M. Zaidins

Paul M. Zaidins

American Locker Group Incorporated
Employment Agreement